Exhibit 3.4

FIRST AMENDMENT

TO THE

BYLAWS

OF

TERRESTRIAL ENERGY INC.

(formerly HCM II Acquisition Corp.)

This FIRST AMENDMENT (this “Amendment”) to the Bylaws of Terrestrial Energy Inc., a Delaware corporation formerly known as “HCM II Acquisition Corp.” (the “Corporation”), is adopted and effective as of October 28, 2025 pursuant to Section 39 of the Bylaws of the Corporation and the General Corporation Law of the State of Delaware.

WHEREAS, the Corporation has changed its name to “Terrestrial Energy Inc.” effective as of the date hereof pursuant to the filing of a Certificate of Amendment to the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Name Change”).

NOW, THEREFORE, the Bylaws of the Corporation shall be amended as follows:

1.	All references in the Bylaws of the Corporation shall be deleted in their entirety and replaced with references to “Terrestrial Energy Inc.”

2.	The remainder of the Bylaws of the Corporation shall remain as is and in full force and effect.

The undersigned hereby certifies that the foregoing amendment to the Bylaws of the Corporation was adopted and approved by the board of directors of the Corporation by unanimous written consent.

Adopted and effective as of October 28, 2025.

/s/ Steve Millsap
Name:	Steve Millsap
Title:	Secretary